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                                                                    EXHIBIT 10.4

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                      NAVO SOUTH DEVELOPMENT PARTNERS, LTD.

                          (A TEXAS LIMITED PARTNERSHIP)

              THESE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED
                UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR
             PURSUANT TO THE PROVISIONS OF ANY STATE SECURITIES ACT

                 CERTAIN RESTRICTIONS ON TRANSFERS OF INTERESTS
                              ARE SET FORTH HEREIN

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                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                      NAVO SOUTH DEVELOPMENT PARTNERS, LTD.

     This Limited Partnership Agreement of Navo South Development Partners, Ltd. (the "Partnership") dated as of the 18th day of December,2003, is made and entered into by and among G.P. Navo South, L.L.C., a Texas limited liability company, as General Partner, and ASHTON DALLAS RESIDENTIAL L.L.C., a Texas limited liability company (sometimes referred to as "Ashton Woods Homes"), HORIZON HOMES, LTD., a Texas limited partnership (sometimes referred to as "Horizon Homes"), and PRIORITY DEVELOPMENT, L.P., a Delaware limited partnership (sometimes referred to as "Priority Development"), collectively as Limited Partners, whether one or more.

      WHEREAS, the General Partner and the Limited Partners wish to form a limited partnership under the Texas Revised Limited Partnership Act for the purpose of acquiring certain real property, holding such property for investment and appreciation, and selling or leasing such property.

      NOW, THEREFORE, in consideration of the mutual promises made herein, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   Definitions

      The capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article.

      1. "Act" means the Texas"Revised Limited Partnership Act, as amended from time to time.

      2. "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

      (a)Credit to such capital account any amounts which such Partner is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

      (b) Debit to such capital account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

      The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of the Treasury Regulations Sections 1.704-1(b)(2)(ii) (d) and 1.704-2, and shall be interpreted consistently therewith.

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      3. "Affiliate" means any person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the person to whom reference is made. The term "control" as used herein (including the terms "controlling," "controlled by," and "under common control with") means the Possession, direct or indirect, of the power (i) to vote 50% or more of the outstanding Voting securities of a person, or (ii) otherwise to direct the management policies of such person by contract or otherwise.

      4. "Agreement" means this Limited Partnership Agreement of Navo South Development Partners, Ltd.

      5. "Budget" means the cash budget prepared by the General Partner setting forth the estimated Project costs and expenses and other expenditures, projected revenues and capital and operating expenditures, as well as reasonable reserves for future cash needs, all as approved from time by a Majority Interest of the Partners.

      6. "Capital Contributions" means the total of all capital contributions made by the Partners hereunder.

      7. "Capital Profits" means any Profits to the extent such Profits arise from the sale or disposition of all or any portion of the Property.

      8. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      9. "Distributable Cash Flow" means the amount, if any, of Partnership cash on hand, as of the date of calculation, which is not necessary to meet the immediate and reasonably foreseeable cash needs of the Partnership such that the same is available for distribution to the Partners, as determined from time to time by the General Partner with the approval of a Majority Interest of the Limited Partners.

      10. "General Partner" means G.P. Navo South, L.L.C., a Texas limited liability company, or any successor in such capacity.

      11. "Land" means the approximately 259.55 acre tract of land in Denton County, Texas described in Schedule B hereto which is to be purchased by the Partnership and developed into single family residential lots.

      12. "Limited Partner" means any of the parties identified as such on Schedule A attached hereto, acting in his or its capacity as a limited partner of the Partnership, or any successor in such capacity.

      13. "Majority Interest of the Limited Partners" means one (1) or more Limited Partners who own in the aggregate more than fifty percent (50%) of the total Partnership Interests of the Limited Partners, exclusive of the Partnership Interest owned by any Limited Partner who is not entitled to vote pursuant to Section 4.1(d) hereof, after receipt by the Limited Partners entitled to vote of notice of such item requiring a vote and/or approval of the Limited Partners.

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      14. "Majority Interest of the Partners" means one (1) or more Partners who own in the aggregate more than fifty percent (50%) of the total Partnership Interests of all of the Partners, exclusive of the Partnership Interest owned by any Partner who is not entitled to vote pursuant to Section 4.1(d) hereof, after receipt by the Partners entitled to vote of notice of such item requiring a vote and/or approval of the Partners.

      15. "Minimum Gain" means, with respect to all norecourse liabilities of the Partnership, the minimum amount of gain that would be realized by the Partnership if the Partnership disposed of the Partnership Property subject to such liability in full satisfaction thereof computed in accordance with Treasury Regulations Section 1.704-2(d).

      16. "Minimum Gain Share" means, for such Partner, such Partner's share of Minimum Gain for the fiscal year (after taking into account any decrease in Minimum Gain for such year), such share to be determined under Treasury Regulations Section 1.704-2(g).

      17. "Net Capital Contributions" means the aggregate of Capital Contributions made by the Partners reduced (but not below zero) by the aggregate distributions to such Partners under Section 6.1(a) hereof.

      18. "Optional Loans" means the loans made by the Partners in accordance with Section 4.1 below.

      19. "Partner" means the General Partner or any Limited Partner.

      20. "Partnership" means the Texas limited partnership formed pursuant to this Agreement.

      21. "Partnership Interest" means the percentage of ownership interest of a Partner in the Partnership at any particular time.

      22. "Profits and Losses" means, for each fiscal year or other period, an amount equal to the Partnership's income or loss for such year or period determined in accordance with Code Section 703(a) (for this purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

      (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

      (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.7041(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

      (c) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the fair

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market value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from such fair market value;

      (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account for computing such taxable income or loss there shall be taken into account depreciation, amortization and other deductions for such fiscal year or period, computed in accordance with the fair market value of the property to which such deductions relate.

      23. "Treasury Regulations" means the income tax regulations promulgated under the Code, as amended from time to time.

                                    ARTICLE 2

                                  ORGANIZATION

      SECTION 2.1. FORMATION AND CONTINUATION OF BUSINESS

      The Partnership has been formed under and pursuant to the provisions of the Act. The parties hereto hereby agree to continue the business of the Partnership pursuant to this Agreement.

      SECTION 2.2. NAME, PLACE OF BUSINESS AND OFFICE

      (a) The Partnership shall be conducted under the name and style of Navo South Development Partners Ltd., The Partnership shall maintain its principal office at the following address: 12890 Hillcrest Road, Suite 103, Dallas, Texas 75230. The General Partner may at any time change the location of the Partnership's office and may establish additional offices, if it deems it advisable. The General Partner shall promptly give the Partners written notice of any change in location of the principal office of the Partnership.

      (b) The General Partner shall serve as agent for service of process on the Partnership. The General Partner shall timely record an appropriate certificate of limited partnership in the proper records in the State of Texas and shall take such steps as are necessary to qualify the Partnership to conduct business in other states, as required by local law.

      SECTION 2.3. PURPOSES AND CHARACTERS OF BUSINESS; POWERS

      (a) The purposes and character of the business of the Partnership are as follows:

            (1)   to acquire the Land;

            (2) to obtain debt financing for the acquisition of the Land and to mortgage or grant liens on Partnership assets as security therefore;

            (3) to subdivide and develop the Land into residential lots with roads and underground utility facilities;

            (4)   to own, manage, operate, lease and sell the Land; and

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            (5)   to do any and all things necessary or desirable to carry out the foregoing activities and any other activity contemplated by this Agreement.

      (b) The Partnership shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Partnership. The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement. The Partnership shall not engage in any other business or activity without the unanimous consent of the Partners.

      SECTION 2.4. ACQUISITION OF THE LAND

      The Land is owned by Denton 380 Associates, L.P., an unrelated third party. The Partners shall cause the Partnership to purchase the Land in accordance with the provisions of a contract of sale entered into by J. Baker Acquisition Corporation Which will be assigned to the Partnership.

      SECTION 2.5. DEVELOPMENT AGREEMENT

      The Partnership shall enter into a contract with J. Baker Corporation (the "Development Manager") to supervise the development of the Land. The Development Manager shall be entitled to receive such fees as may be specified in a development agreement with the Partnership which has been approved by a Majority Interest of the Limited & Partners.

      SECTION 2.6. TERM

      The Partnership term commenced on the effective date of the Original Agreement and shall continue in full force and effect until December 31,2015, unless dissolved earlier pursuant to the provisions hereof.

                                    ARTICLE 3

                               PARTNERSHIP CAPITAL

      SECTION 3.1. CAPITAL CONTRIBUTIONS

      Upon the formation of the Partnership the partners shall contribute to the capital of the Partnership the respective amounts specified on Schedule A. No Partner shall have an obligation to make any further Capital Contributions to the Partnership.

      SECTION 3.2. PARTNERSHIP CAPITAL

      (a) No Partner shall be paid interest on any Capital Contribution to the Partnership.

      (b) No Partner shall have the right to withdraw all or any part of its Capital Contribution or to receive any return of any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. The obligations of the Partners to contribute Capital Contributions are personal to the Partners and may not be enforced by any third party.

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      (c) Under circumstances involving a return of any Capital Contribution, no
Partner shall have the right to receive property other than cash.

      SECTION 3.3. LIABILITY OF PARTNERS

      (a) The Limited Partners shall not be liable for the debts, liabilities, contracts or any other obligation of the partnership, except to the extent provided in the Act. No Partner shall be liable for the debts or liabilities of any other Partner.

      (b) No Partner shall be required to contribute to the capital of, or loan, the Partnership any funds other than those amounts required to be made under this Agreement.

      (c) The General Partner shall not be liable for the return of all or any portion of the Capital Contributions of the Limited Partners.

      SECTION 3.4. CAPITAL ACCOUNTS

      (a) (1) A capital account shall be established and maintained for each Partner.

            (2) A Partner's capital account shall be credited with (A) the amount of cash and the fair market value of any property contributed by such Partner to the Partnership; (B) such Partner's allocable share of Profit, income and gain; and (C) the amount of any partnership liabilities that are expressly assumed by the Partner or that are secured any Partnership property distributed to such Partner.

            (3) A Partner's capital account shall be debited with (A) the amount of cash and the fair market Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement; (B) such Partner's allocable share of losses, deductions and other losses; and (C) the amount of any liabilities of such Partner's that are expressly assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership.

            (4) Upon the occurrence of certain events (as described in Treasury Regulations Section 1.704-1 (b) (2) (iv) (f), a Majority Interest of the Partners may agree to increase or decrease the capital accounts of the Partners to reflect a revaluation of Partnership property on the Partnership's books.

            (5) From time to time the General Partner (with the consent of a Majority Interest of the Partners) may make such modifications to the manner in which the capital accounts are computed to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, provided that such modifications are not likely to have a material effect on the amounts distributable to any Partner pursuant to this Agreement or on the taxable income or loss allocated to any Partner.

            (6) The capital account of each Partner shall be determined after giving effect to all transactions which have been effected prior to the time when such determination is made giving rise to the allocation of Profits and Losses and to all of the Partner's contributions and distributions theretofore made.

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            (7) In the event that any Partner makes a loan to the Partnership
(which may only be made with the consent of a Majority Interest of the Partners), such loan shall not be considered a contribution to the capital of the Partnership and shall not increase the capital account of the lending Partner. Repayment of such loans shall not be deemed withdrawals from the capital of the Partnership.

            (8) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with these regulations.

      (b)Any fees, salary, or other compensation paid to a Partner pursuant to this Agreement and any returns on capital provided herein shall be treated as guaranteed payments under Code Section 707(c). The guaranteed payments shall not be treated as distributions to such Partner for federal income tax purposes. Such payments to a Partner shall not reduce the Partner's capital account, except to the extent of its distributive share of any Partnership Losses or other downward capital adjustments resulting from the guaranteed payment.

      (c) Any person who acquires a Partnership Interest directly from a Partner, or whose Partnership Interest is increased by means of a transfer or deemed transfer of all or part of the interest of another Partner, shall have a single capital account which includes the capital account balance of the Partnership Interest so acquired or transferred.

      (d) No Partner shall have any obligation to restore a deficit balance in its capital account. Furthermore, a deficit capital account balance of a Partner shall not be deemed a liability of such Partner or an asset of the Partnership.

      SECTION 3.5. PARTNERSHIP INTERESTS

      The Partnership Interest of each Partner is set forth opposite its respective name on Schedule A, attached hereto.

                                    ARTICLE 4

                                 OPTIONAL LOANS

      SECTION 4.1. OPTIONAL LOANS

      (a) If at any time additional funds are required by the Partnership to cover operating deficits or other cash needs of the Partnership, the General Partner shall notify the Partners in writing of the need for the Partners to loan funds to the Partnership (any loans made pursuant to this Section 4.1 are hereinafter singularly called an "Optional Loan" and collectively called the "Optional Loans". Such notice shall set forth the reason for such needed funds, the total amount of money needed, each Partner's prorate share of the Optional Loan and the due date thereof, which shall be within ten (10) business days of the written notice.

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      (b) In addition, if a Partner or Affiliate of a Partner makes payment directly to a creditor or another Partner in satisfaction of any indebtedness of the Partnership pursuant to a guaranty, indemnity or otherwise, or if any collateral interest given by a Partner or Affiliate of a Partner to such creditor to secure the Partnership debt shall be foreclosed and the proceeds applied to such debt, then in any such case, the Partner making such payment or suffering such foreclosure (or whose Affiliate made payment or suffered the foreclosure) shall be deemed to have made an Optional Loan to the Partnership in the amount of the debt paid or value of the property foreclosed.

      (c) Each Optional Loan shall bear interest at the rate of ten percent (10%) per annum, shall only be payable from the gross revenues received by the Partnership from the ownership, operation and sale of the Land, and shall be so repaid before any distribution of Distributable Cash Flow.

      (d) Each Partner shall be obligated to loan to the Partnership its share (which shall be prorata, based on Partnership Interests) of Optional Loan within ten (10) business days of the date the General Partner gives notice of the need therefor or the date on which a Partner is deemed to have made an Optional Loan pursuant to subparagraph (b) hereof, as applicable. No Partner shall be personally liable to the Partnership or the other Partners for any failure to make its share of any Optional Loan. However, any Partner (a "Defaulting Partner") who fails to loan its share of the Optional Loan shall be deemed in default hereunder and the other Partners (the "Contributing Partners") shall make a loan, prorata, on behalf of the Defaulting Partner and shall have the rights set forth in this Section 4.1 as a consequence thereof. Upon the occurrence of such default, the Defaulting Party shall no longer be entitled to cast any vote or otherwise participate in the management or operation of the Partnership until the amount of the such Defaulting Partner's share of the Optional Loan, together with interest thereon at the rate of ten percent (10%) per annum, has been repaid to the Contributing Partners or the Contributing Partners may exercise the Option, as set forth in Section 7.4(b). Further, until such time as such Defaulting Partner's share of the Optional Loan has been so repaid, all distributions of Distributable Cash Flow or other sums which would otherwise be made to the Defaulting Partner under this Agreement shall instead be distributed to the Contributing Partners in repayment of the amount of the Defaulting Partner's share of the Optional Loan plus interest thereon has been fully paid to the Contributing Partners.

                                    ARTICLE 5

                RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

             SECTION 5.1. MANAGEMENT AND CONTROL OF THE PARTNERSHIP

      (a) The General Partner shall have all the rights, powers and obligations of a general partner of a limited partnership under the Act. Except as otherwise provided in subsections (b) and (c) of this Section, the General Partner shall have the full and exclusive right to manage and control the business and affairs of the Partnership and to make all decisions on behalf of the Partnership (without the joinder or consent of any Limited Partner), including (but not limited to) the following:

            (1) to acquire the Land and make improvements thereto;

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            (2) to sell, exchange, lease, sublease or otherwise transfer assets of the Partnership in the ordinary course of business;

            (3) to hire and terminate Partnership employees, if any, and engage the services of attorneys, consultants, accountants and other independent contractors;

            (4) to collect all payments due and owing to the Partnership;

            (5) to incur and pay all expenses, debts and obligations of the Partnership at such time or times; and from any source of funds of the Partnership as the General Partner deem necessary or desirable;

            (6) to execute and deliver from time to time such documents on behalf of the Partnership as the General Partner may deem necessary or desirable in the conduct of Partnership business;

            (7)to perform, or cause to be performed, all the Partnership's obligations under any agreement to which the Partnership or any nominee of the Partnership is a party;

            (8)to obtain and maintain any and all types of insurance coverage on the assets and business of the Partnership and to protect the General Partner and the Partnership against liability from third parties in such amounts as the General Partner may deem necessary or desirable;

            (9) to institute, prosecute, defend and settle any legal, arbitration or administrative actions or proceedings on behalf of or against the Partnership;

            (10) to pay all taxes, assessments, and other impositions applicable to Partnership assets and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments or other impositions;

            (11) to open and maintain bank accounts for the deposit of Partnership funds, with withdrawals to be made upon the signature of the Manager of the General Partner and one representative of one of the members of the General Partner;

            (12) to make such elections as are necessary or desirable pursuant to the Code;

            (13) to act as "tax matters partner" for the Partnership in any Internal Revenue Service administrative proceeding in accordance with and to the extent allowable by the applicable provisions of the Code; and

            (14) to perform any and all acts, deemed by the General Partner as necessary or desirable to conduct the business and affairs of the Partnership.

      Except as provided hereinabove, the General Partner shall not be entitled to any fee or compensation for its services hereunder. The General Partner may be removed, with or without cause, at any time by the unanimous vote of the Limited Partners. Upon removal of the General Partner, the former General Partner shall hold its Partnership Interest as and become a Limited

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Partner and a successor General Partner shall be selected by a Majority Interest of the Limited Partners.

      (b) Without the consent of a Majority Interest of the Partners, the General Partner shall not have the power or authority to take any action on behalf of the Partnership with respect to the following:

            (1) the sale, exchange or other disposition of all or substantially all of the Property, except in accordance with the approved Budget;

            (2) to make any expenditure or incur any obligation on behalf of the Partnership except for expenditures and obligations incurred in accordance with the Budget;

            (3) to borrow money on behalf of the Partnership other than the Optional Loans and ordinary trade debt or obligations reflected in the Budget;

            (4) to mortgage, pledge, assign, encumber or grant security interests in Partnership assets, revenues or incomes;

            (5) to dissolve and wind up the Partnership;

            (6) to permit any Partner to make a loan to the Partnership other than the Optional Loans (for purposes hereof, funds expended by the General Partner for which it is entitled to reimbursement under Section 5.3 here of shall not be considered a loan to the Partnership);

            (7) to admit any new Partner to the Partnership;

            (8) to do any act in contravention of this Agreement;

            (9) to do any act that would make it impossible to carry out the purposes and business of the Partnership, as set forth in Section 2.3;

            (10) to confess a judgment against the Partnership, except in connection with the execution of mortgages and other security instruments;

            (11 to possess Partnership property, or assign, pledge or hypothecate Partnership property, for other than a Partnership purpose;

            (12) as "Tax Matters Partner", (or its equivalent under state law), to conclude a settlement or agreements extending the Statute of limitations binding on the Partnership or any Partner with the Internal Revenue Service (or any state taxing authority); or

            (13) subject to the provision of Section 6.1 hereof, determine the amount of Distributable Cash Flow and the timing of a distribution thereof to the Partners.

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      SECTION 5.2. AUTHORITY OF THE GENERAL PARTNER

      Any person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner concerning:

            (a) the identity of the General Partner or any other Partner;

            (b) the existence or nonexistence any fact that may constitute conditions precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership;

            (c) any person who is authorized to execute and deliver any instrument or document of the Partnership; or

            (d) any act or failure to act by the Partnership or concerning any other matter whatsoever involving the Partnership or any Partner.

      SECTION 5.3. FEES AND OTHER COMPENSATION

      The General Partner shall not be entitled to receive any fees, salary or other compensation for services rendered in managing the business and affairs of the Partnership. The General Partner shall be entitled to reimbursement by the Partnership from time to time for all reasonable and necessary out of pocket-expenses (as determined by the Limited Partners) incurred by the General Partner in connection with the management and supervision of the business and affairs of the Partnership.

      SECTION 5.4. DEVOTION OF TIME

      The General Partner shall devote such time, services and efforts as may be necessary for the proper furtherance, management, operation, maintenance and care of the Partnership business and properties. The General Partner shall not be required to devote its entire time to the business of the Partnership.

      SECTION 5.5. INDEMNIFICATION OF THE GENERAL PARTNER AND AFFILIATES

     (a)To the fullest extent allowed by the Act and other applicable law, the General Partner shall not be liable, responsible or accountable in damages or otherwise to the Limited Partners for, and the Partnership shall indemnify, defend against and save harmless the General Partner, its officers, directors and shareholders from, any expenses (including reasonable attorneys' fees and court costs), liabilities, claims, causes of action, losses or damages incurred by reason of any act or omission performed or omitted by the General Partner in good faith on behalf of the Partnership or the Limited partners and within the scope of the authority granted to the General Partner by this Agreement; provided, however, that the indemnified party is not proven guilty of gross negligence, fraud or willful misconduct with respect to such acts Or omissions.

     (b)The scope of the indemnification provided in this Section shall be co-extensive with the provisions of Article 11 of the Act, and such provisions of the Act are incorporated herein in their entirety. The satisfaction of any indemnification under this Section shall be from and limited to

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Partnership assets, including insurance proceeds, if any, and the Limited
Partners shall not have any personal liability on account thereof.

      SECTION 5.6. NO MANAGEMENT BY LIMITED PARTNERS

      No Limited Partner shall participate in the management or business of the Partnership, use its name in the Partnership's business or perform any actions prohibited to limited partners under the laws of the State of Texas or the laws of any other jurisdiction where the Partnership is qualified to conduct business. The Limited Partners shall not have the power to represent, act for, sign for or bind the General Partner or the Partnership.

      SECTION 5.7. TRANSACTIONS WITH RELATED PARTIES

      Except as otherwise set forth in this Agreement, the General Partner may agree, contract or arrange with any of its respective Affiliates in the name and on behalf of the Partnership, for the performance of services for the, Partnership, and the payment of compensation therefore, in carrying out the business of the Partnership as if such parties were independent contractors, provided that the compensation for such services shall be (a) at rates Comparable to the charges made to third parties for rendering comparable services in the geographical area where such services are performed, (b) paid only for actual services rendered to the Partnership, (c) otherwise normal or justifiable, and (d) within the Budget.

      SECTION 5.8. RIGHTS OF COMPETITION

      Each Partner, in its individual capacity or otherwise, and its officers, directors and shareholders shall be free to engage in, conduct or participate in any business or activity whatsoever, including, without limitation, the acquisition, development, management, and exploitation of real property, without any accountability, liability, or obligation whatsoever to the Partnership or to any other Partner, even if such business or activity competes with, directly or indirectly, or is enhanced in any way by the business or affairs of the Partnership. In furtherance thereof, the Partners hereby agree that any business or activity in which a Partner engages, conducts or participates outside the Partnership shall be conclusively deemed not to be a business or activity in competition with or an opportunity of the Partnership. Any such business or activity of a Partner may be undertaken with or without notice to or participation therein by the other Partners. Each Partner and the Partnership hereby waive any right or claim he or it may have against the other Partners with respect to any such business or activity or the income or Profits therefrom.

      SECTION 5.9. BUDGET

     On or prior to November 1 of each calendar year during the term hereof, the General Partner shall prepare and submit to the other Partners a proposed budget for the then upcoming calendar year, which proposed budget shall set forth the expected expenditures and revenues for the Partnership for the upcoming calendar year. When approved by a Majority Interest of the Partners, if ever, the same shall constitute the Budget for the year to which it relates. The Partners shall meet after receipt of such proposed budget and approve or disapprove the same before December 1 of each calendar year. Pending approval of a budget for any calendar year, the Budget from the preceding

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calendar year shall control; provided, however, line items for such matters such as ad valorem taxes, utilities and debt service shall automatically be adjusted to meet the actual cost of such items.

                                    ARTICLE 6

                         ALLOCATIONS AND DISTRIBUTIONS

      SECTION 6.1. DISTRIBUTIONS

      Except as otherwise provided in Section 9.2 regarding liquidation proceeds, Distributable Cash Flow, to the extent distributed (which in no case shall be made until all Optional Loans, if any, have been fully paid and satisfied), shall be distributed to the Partners as follows:

      (a) First, to all Partners, prorata based upon the positive balances in their respective capital accounts, until such time as each Partner has received a return in full of its Net Capital Contributions; and

      (b) Second, any remaining balance shall be distributed to the Partners, prorata, in accordance with their respective Partnership Interests.

      SECTION 6.2. PROFITS, LOSSES AND ALLOCATION RULES

      (a) The following rules will apply to the calculation and allocation of Profits, Losses and other items:

            (1) Except as otherwise provided in the Agreement, all Profits, Losses and other items allocated to the Partners will be allocated among them in proportion to their Partnership Interests.

            (2) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the related Treasury Regulations.

            (3) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, credit and other allocations note provided for in this Agreement will be divided among the Partners in the same proportions as they share Profits and Losses.

      (b) The Partners agree to be bound by the provisions of this Section in reporting their shares of Partnership income and loss for income tax purposes.

      SECTION 6.3. COMPLIANCE WITH CODE

      The foregoing provisions of this Article relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such

Treasury Regulations. Notwithstanding anything to the contrary, nothing in this Article shall apply if it lacks "economic effect."

      SECTION 6.4. ALLOCATIONS UPON TRANSFER OF PARTNERSHIP INTEREST

      Profits or Losses attributable to any partnership Interest which has been transferred during any Partnership fiscal year shall be allocated between the transferor and the transferee as follows:

      (a) To the transferor for the months of the fiscal year prior to the transfer.

      (b) To the transferee for the months of the fiscal year subsequent to the transfer.

      (c) To the transferee for the month of the transfer if the transfer occurs on or before the 15th day of such month and to the transferor if occurring after the 15th day.

                                    ARTICLE 7

                               CHANGES IN PARTNERS

      SECTION 7.1. TRANSFER OF PARTNERSHIP INTEREST

      (a) Without the consent of all of the other Partners, no Partner shall voluntarily retire or withdraw from the Partnership or voluntarily sell, assign, transfer, give, pledge, encumber or otherwise dispose of all or any Part of its record or beneficial interest in the Partnership to any person. Any transfer prohibited hereunder shall be null and void and of no force or effect, and such transfer shall not be recognized by the Partnership.

      (b) In the event that any permitted transfer or assignment of a Partnership Interest is made pursuant to this Article, the Partner making such transfer making such transfer or assignment shall be and remain personally liable to the Partnership and the other Partners for its share of the debts of the Partnership and the performance of all its obligations under this Agreement accrued as of the date of transfer.

      (c) Upon the death, dissolution legal incapacity capacity or bankruptcy of a Limited Partner, its personal representative shall have all the rights of Limited Partner for the purpose of settling or managing its estate and such power as the Limited Partner possessed to assign all or any part of its Partnership Interest. The death, dissolution, legal incapacity or bankruptcy of a Limited Partner shall not dissolve the Partnership. No assignee of the interest of a Partner may become a substituted Partner except as otherwise provided herein.

      SECTION 7.2. GENERAL CONDITIONS

      (a) All costs and expenses incurred by the Partnership in connection with any permitted disposition of a Partnership Interest pursuant to this Article and the admission or substitution of another person as a Partner in respect of such Partnership Interest, including any filing, recording and publishing costs and fees and disbursements of counsel, shall be paid by the Partner disposing of such Partnership Interest.

      (b) No Partner shall have the right to substitute in its place a purchaser, assignee, transferee, donee, heir, legatee, or other recipient of all or any portion of the Partnership Interest of such Partner. Any such purchaser, assignee, transferee, donee, legatee, distributee or other recipient of an interest shall be admitted to the Partnership as a substituted Partner only with the consent of the General Partner and a Majority Interest of the Limited Partners, which consent may be granted or withheld by any Partner.

      (c) No person shall become a substituted Partner until such person has satisfied the requirements of this Article 7; provided, however, that for the purpose of allocating Profits, Losses and other items and distributing cash available for distribution, a person a person shall be treated as having become, and as appearing in the records of the Partnership as, a Partner, as the case may be, on such date as the sale, assignment or transfer to such person was recognized by the Partnership pursuant to Section 7.3.

      (d) At the request of a substituted Partner, the General Partner may, at its option, file on behalf of the Partnership an election under Code Section 754 permitting adjustments to tax basis as provided in Code Sections 734 and 743.

      SECTION 7.3. ASSIGNEES

      (a) The Partnership shall not recognize for any purpose any purported sale, assignment or transfer of all or any fraction of the interest of a Partner unless the provisions of this Article 7 have been satisfied, all costs of such assignment have been paid by the assigning Partner, such sale, assignment or transfer is exempt from registration under the Securities Act of 1933, as amended, the Texas Securities Act, as amended, and the securities act of any other state and there is delivered to the General Partner an opinion of counsel reasonably satisfactory to the General Partner with respect thereto, and there is filed with the Partnership a written and dated notification of such sale, assignment or transfer, in form satisfactory to the General Partner, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee or transferee and such notification (1) contains the acceptance by the purchaser assignee or transferee of and agreement to be bound by all the terms and provisions of this Agreement and (2) represents that such sale, assignment or transfer was made in accordance with all applicable securities laws and regulations (including suitability standards). Any sale, assignment or transfer shall be recognized by the Partnership as effective on the date of such notification if the date of such notification is within fifteen (15) days of the date on which such notification is filed with the Partnership, and otherwise shall be recognized as effective on the date such notification is filed with the Partnership.

      (b) Any Partner who assigns all its interest in the Partnership shall cease to be a Partner, except that, unless and until a substituted Partner has been admitted into the Partnership, such assigning Partner shall retain the statutory rights of the assignor of a partner's interest under the Act.

      (c) A person who is the assignee of all or any fraction of the interest of a Partner, but does not become a substituted Partner, and desires to make a further assignment of such interest, shall be subject to all the provisions of this Article to the same extent and in the same manner as any Partner desiring to make an assignment of its interest.

      SECTION 7.4. MUTUAL BUY-OUT PROVISIONS

      Notwithstanding anything contained in this Agreement to the contrary, the following provisions shall be applicable to the Partners:

      (a) Right of First Refusal. (1) In the event a Partner shall desire to sell all of its Partnership Interest to any third party, it must receive a bona fide written offer therefor which is acceptable to it and which offer complies with the provisions below, and such Partner shall, within five(5) days of receipt of the proposed offer, give the written Notice of Sale to the non-selling Partners; The Notice of Sale shall state that a bona fide offer has been received by the selling Partner from such third party, shall contain the price, terms and conditions of sale and the name and address of the third party to whom such property is proposed to be sold, and shall be accompanied by a copy of the written offer from the third party and a written offer by the selling partner to sell such Partner's Partnership Interest to the non-selling Partners for the same consideration and upon the same terms and conditions as are set forth in the third party offer.

            (2) The non-selling Partners shall have the option ("Right of First Refusal"), on a pro-rata basis for a period of fifteen (15) days from the date such Notice of Sale is provided to them (the "Right of First Refusal Periods"), within which to exercise the Right of First Refusal to purchase the Partnership Interest of the selling Partner by notifying of such election in writing prior to the expiration of the Right of Refusal Period. If the non-selling Partners exercise such Right of First Refusal, the proposed purchase price shall be payable at the scheduled closing date in the same manner as is set forth in the third party offer.

            (3) If some but not all of the non-selling Partners timely exercise the-Right of First Refusal, the non-selling Partner(s) so initially exercising shall have an additional period of ten (10) days within which to exercise the Right of First Refusal to purchase the balance of the Partnership Interest of the selling Partner.

            (4) In the event the non-selling Partner(s) reject or do not exercise the Right of First Refusal to purchase all of the selling partner's Partnership Interest which is the subject of the third party offer on the same terms as such third party offer, the none-selling Partner(s) shall not have the right-to purchase such portion of the selling Partner's Partnership Interest, and the selling Partner shall have the right to sell its Partnership Interest strictly in accordance with the terms of the Notice of Sale provided, however, the selling Partner and the third party making the third party offer must first comply with all other provisions of this Agreement as to transfers, including the unanimous consent of all Partners to the sale (and admission of transferee as a Partner, if requested), the Partnership Interest sold shall continue to be subject to the terms and provisions of this Agreement and the purchasing third party shall be required prior to closing, to acknowledge the same in writing.

            (5) If no such sale is made within one hundred twenty (120) days following expiration of the Right of First Refusal Period, the Right of First Refusal provided herein shall be reinstated with respect to such Partner's Partnership Interest and a new Notice of Sale shall be required in the manner provided hereinbefore.

            (6) It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 7.4(a) is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of the obligations contained herein, and (ii) the uniqueness of the Partnership Interests and the development relationship created hereby. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance or injunction in addition to any other remedy available at law or in equity.

            (7) Any third party offer shall comply with the following requirements:

               (i) The proposed offer shall include an offer to buy the entire selling Partner's Partnership Interest, including all of the rights of Partner, under this Agreement and the Development Agreement, including the right and obligation to purchase Lots pursuant to any Lot Purchase Contract executed by and between that Partner and the Partnership.

               (ii) The proposed purchase price for the Partnership Interest shall be payable solely in lawful money of the United States and shall be payable in its entirety in cash.

               (iii) The offer shall contain provisions whereby the proposed purchaser is obligated to comply with the provisions of this Agreement and the Development Agreement, at and after closing.

               (iv) The offer shall be by a principal, identified in the offer, and not an agent acting on behalf of an undisclosed principal, and such principal shall not be an Affiliate of the selling Partner.

               (v) The offer shall be accompanied by a certified check of the prospective purchaser for a sum equal to at least five percent (5%) of the proposed purchase price.

               (vi) The prospective purchaser shall be of good business character and reputation and shall be financially capable of carrying out all obligations of the selling Partner under this Agreement and all related agreements.

            (8) Notwithstanding anything to the contrary contained in this
Section 7.4(a), a non-selling Partner who has committed an event of default under this Agreement which is still continuing shall not be entitled to exercise its right to purchase any portion of the selling Partner's Partnership Interest offered for sale hereunder.

            (9) There shall be no sale concluded to a third party of less than 100% of a Partner's Partnership Interest.

      (b) Option. Each Partner hereby grants each of the other Partners the right (the "Option") to acquire such Partner's entire Partnership Interest on a pro-rata basis, whenever this Agreement specifically references the availability of the Option, as set forth in Section 4.1(d) hereof, upon the following terms and conditions.

            (1) The electing Partner may exercise the Option at any time by delivering written notice to the other Partner(s) or its/their legal representatives setting forth the electing Partner's intention to effectuate the Option. The closing of the transaction provided in this Section 7.4(b) shall occur on the date which is the later of (i) ninety (90) days after delivery of the electing Partner's written notice, or (ii) thirty (30) days after the determination of the purchase price.

            (2) The Option shall be available only to Partners who have not committed an event of default, uncured at the time of attempted exercise, under this Agreement and who are current in their obligations for Lot take downs under their Lot Purchase Contracts with the Partnership, if any.

            (3) If the non - electing Partner is in default hereunder, then the purchase price for said Partner's Partnership Interest shall be the product of
(i) the defaulting Partner's Capital Account, multiplied by (ii) eighty five percent (85%). The purchase price shall be paid at the closing of the acquisition of the non-electing Partner's Partnership interest.

            (4) If the non - electing Partner is not in default hereunder, then the electing Partner shall specify in its notice a closing date and purchase price which the electing Partner is willing to pay for the non-electing Partner's Partnership Interest. The non-electing Partner shall have thirty (30) days (the "Option Period") within which to elect in writing either to (i) sell its Partnership Interest to the electing Partner for the purchase price and on the closing date contained in the electing Partner's notice, or (ii) purchase the electing Partners partnership in the Partnership on the closing date and for the purchase price (adjusted on a pro rata basis as applicable, to reflect the size of the electing Partner's Partnership Interest), contained in the electing Partner's notice. If no election is delivered to or received by the electing Partner within the Option Period, then the non-electing Partner shall be deemed to have elected to sell its Partnership Interest to the electing Partner.

            (5) At the closing, each of the Partners shall execute and deliver all documents necessary or appropriate to effectuate and evidence the transfers described herein. Without limiting the foregoing, each Partner grants to the other partners an irrevocable power of attorney, coupled with an interest, to execute and deliver such documents to consummate the transactions described herein.

            (6) The purchase of any Partnership Interest sold pursuant to the exercise of the Option contained in this Section 7.4 (b) shall include the sale of all of the selling Partner's rights under this Agreement and the Development Agreement, specifically including an assignment of the right to purchase any Lots to which the non-electing Partner is then entitled under any Lot Purchase Contract executed by and between that Partner and the Partnership.

                                    ARTICLE 8

                          BOOKS AND RECORDS: ACCOUNTING

      SECTION 8.1. BOOKS AND RECORDS

      The books and records of the Partnership shall be maintained by the General Partner at the principal office of the Partnership and shall be available for examination at such office by any Partner or its duly authorized representatives during regular business hours. Any Partner, at its own expense, may cause audit of the books and records of the Partnership during regular business hours and shall furnish a written report thereof to the other Partners.

      SECTION 8.2. ACCOUNTING BASIS FOR TAX REPORTING PURPOSES; FISCAL YEAR

      The books and records of the Partnership shall be kept on a cash basis acceptable for income tax reporting purposes. The fiscal year of the Partnership shall be the calendar year.

      SECTION 8.3. REPORTS

      (a) Within 10 days after the end of each month, the General Partner shall cause the Partnership to send to each Partner a balance sheet and a profit and loss statement for the month then ended (which financial statements need not be audited), and a comparison of expenditures and revenues to date compared with the amount budgeted therefor in the Budget.

      (b) Within 90 days after the end of each fiscal year, the General Partner shall cause the Partnership to send to each Partner (a) a balance sheet and profit and loss statement (including a statement of sources and uses of cash) for the fiscal year that ended (which financial statements need not be audited);
(b) such tax information as shall be necessary for the preparation by each partner of his federal and state income tax return, together with a copy of the Partnership tax return; and (c) a report of the activities of the Partnership during the fiscal year then ended and such other matters as the General Partner may deem material to the operations of the Partnership.

      (c)Within ten (10) days after the end of each month, the General Partner shall send to each Partner a sales report reflecting the sales of lots and/or reserves during that particular calendar month.

                                    ARTICLE 9

                          DISSOLUTION, LIQUIDATION AND
                         TERMINATION OF THE PARTNERSHIP

      SECTION 9.1. EVENTS CAUSING DISSOLUTION

      (a) Except as otherwise permitted by this Agreement, each Partner hereby waives any right it may have to cause a dissolution of the Partnership. The Partnership shall be dissolved upon the happening of any of the following events:

            (1) the expiration of its term;

            (2) the withdrawal, dissolution, bankruptcy, or legal incapacity of the General Partner or other event of withdrawal of the General Partner under
Section 4.02(a) of the Act, subject, however, to the right of the Limited Partners to designate a new General Partner and continues the business of the Partnership in accordance with the Act;

            (3) the bankruptcy of the Partnership;

            (4) the sale or other disposition for cash of all or substantially all the assets of the Partnership;

            (5) the election to dissolve the Partnership by a Majority Interest of the Partners; or

            (6) any other event causing a dissolution of the Partnership under this Agreement.

      (b) Dissolution of the Partnership shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until there has been a winding up of the Partnership's business and affairs, and the assets of the Partnership have been distributed as provided in Section 9.2.

      SECTION 9.2. LIQUIDATION

      (a) Upon dissolution of the Partnership, unless the Limited Partners elect to continue the business of the Partnership as specified in Section 9.1(a)(2) above, the General Partner shall have the sole power and authority to wind up and terminate the business and affairs of the Partnership, but its authority shall be limited as set forth in Section 5.1(b) above. In the event that the General Partner has dissolved, withdrawn or become bankrupt or legally incapacitated, a Majority Interest of the Limited Partners may select, within 30 days after any such occurrence, a person to perform the functions of the General Partner in liquidating the assets of me Partnership and winding up its affairs.

      (b) In the course of winding up and terminating the business and affairs of the Partnership, the General Partner (or liquidator, as the case may be) may cause any part or all of the Partnership assets to be sold in such manner as it may determine, in its sole discretion, in an effort to obtain the best prices for such assets (provided, however that the General Partner or liquidator, as the case may be, may distribute Partnership assets in kind to the Partners to the extent practicable). During the liquidation period, the General Partner (or liquidator, as the case may be) shall have the right to continue to operate and otherwise to deal with Partnership Property.

      (c) The General Partner or liquidator, as the case may be, shall use all reasonable efforts to complete the liquidation of the Partnership as soon as Practical. After making payment, or provision for payment, of all debts and liabilities of the Partnership and all expenses of liquidation, the General Partner or the liquidator, as the case may be, may create a cash reserve in an amount it deems reasonably necessary or advisable for any contingent or unforeseen liabilities of the Partnership.

      (d) Upon completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or liquidator, as the case may be) shall have the authority to execute and record all documents required to dissolve and terminate the Partnership. Within a reasonable time following the completion of the liquidation, the General Partner (or liquidator, as the case may be)shall deliver to each Partner a final statement (which need not be audited) setting forth(1) any remaining assets and liabilities of the Partnership as of the date of the complete liquidation, (2) each Partner's share of the distributions made pursuant to this Section and (3) the amount, if any, retained as reserve for any contingent or unforeseen liabilities of the Partnership. Each Partner shall look solely to the assets of the Partnership for any distributions to which it may be entitled and shall have no recourse upon dissolution or otherwise against the Partnership, the General Partner or the liquidator.

      (e) In settling accounts after dissolution, the assets of the Partnership shall be paid or distributed in the following order:

            (1) To the third party creditors, in order of priority as provided by law;

            (2) then, to the Partners for any unreimbursed costs and expenses owing to the Partners pursuant to this Agreement;

            (3) then, to the repayment of any loans, with interest, made by any Partner to the Partnership, and if more than one Partner has any outstanding loans owing from the Partnership, such repayment shall be made prorata in accordance with the total amount outstanding to each Partner;

            (4) then, an amount equal to the then remaining positive balances in the capital accounts of the Partners shall be distributed to the Partners in proportion to the amount of such balance;

            (5) then, any remainder shall be distributed to the Partners prorata, in accordance with their respective Partnership Interests.

      SECTION 9.3. DISTRIBUTIONS IN KIND

      If any assets of the Partnership are distributed in kind pursuant to this Agreement, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as the Partners would have been entitled to cash distributions if such Property had been sold for cash and the net proceeds thereof distributed to the Partners. In the event that distributions in kind are made to the Partners upon dissolution and liquidation of the Partnership, the capital account balances of such Partners shall be adjusted to reflect the Partners allocable share of gain or loss which would have resulted if the distributed Property had been sold at its fair market value.

                                   ARTICLE 10

                   REPRESENTATIONS AND WARRANTIES OF PARTNERS

      SECTION 10.1. AEQUISITION OF INTEREST FOR INVESTMENT

      Each Partner hereby represents and warrants to the Partnership and the other Partner that the acquisition of its Partnership Interest is made for its own account for investment purposes only and not with a view toward the resale or distribution of such Partnership Interest. Each Partner represents that it is not acquiring its Partnership Interest with the present intention of reselling, transferring or otherwise subdividing all or any portion of its Partnership Interest and presently intends to hold its Partnership Interest during the stated term of the Partnership.

      SECTION 10.2. TRANSFER OF PARTNERSHIP INTEREST

      Each Partner hereby represents and warrants to the Partnership and the other Partner that it will not sell, assign or otherwise transfer its Partnership Interest or any fraction thereof unless the Partnership Interest has been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws, or such sale, assignment or transfer is exempt from such registration and, in any event, it will not so sell, assign or otherwise transfer its Partnership Interest or any fraction thereof to any person who does not similarly represents, warrant and agree.

      SECTION 10.3. ACCESS TO INFORMATION

      Each Partner hereby represents and warrants to the Partnership and the other Partner that it has been afforded access to all books, records and premises of the Partnership and has examined the same or caused the same to be examined by its reprehensive to the extent it deems necessary or appropriate. Each Partner warrants and represents that it does not desire any further information concerning the Partnership or its contemplated purposes and business.

      SECTION 10.4. INVESTMENT EXPERIENCE

      Each Partner hereby represents and warrants to the Partnership and the other Partner that it is experienced and knowledgeable in business and financial matters in general and in real estate investments in particular and it is capable of evaluating the merits and risk of the activities contemplated by the Partnership. Each Partner further represents and warrants that it can afford to bear the economic risk of its investment in the Partnership.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

      SECTION 11.1. ADDRESS FOR NOTICES.

      All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to the parties at the addresses set forth herein or at such other addresses as the

Partner may hereafter specify in writing. Such notices may be delivered by hand, by telecopy or telegram or may be mailed, postage prepaid, by certified or registered mail, by a deposit in a depository for the receipt of mail regularly maintained by the United States Postal Service. All notices which are hand delivered in the manner provided above shall be deemed received on the date of delivery at the address of the addressee. All notices which are mailed in the manner provided above shall be deemed effective five days after being mailed.

            If to General Partner:

                  G. P. Navo South, L.L.C.
                  12890 Hillcrest Road, Suite 103
                  Dallas, Texas 75230
                  Attention: John. A. Baker
                  Telephone: (972) 387-9200
                  Facsimile: (972) 387-9313

            If to Ashton Woods Homes:

                  Ashton Dallas Residential, L.L.C.
                  13800 Montfort Drive
                  Suite 100
                  Dallas, Texas 75240
                  Attention: David Rexroat
                  Telephone: (972) 490-3255 Ext. 104
                  Facsimile: (972) 991-4949

            With a copy to:

                  Ashton Woods Homes
                  1080 Holcomb Bridge Road,
                  Building 200, Suite 350
                  Roswell, Georgia 30076
                  Attention: Tom Krobot
                  Telephone: (770) 998-9663
                  Facsimile: (770) 998-7494

            And to:

                  Tim Hagen, Esq.
                  14643 Dallas Parkway, Suite 570
                  Dallas, Texas 75254
                  Telephone: (972) 386-0041
                  Facsimile: (972) 386-0443

            If to Horizon Homes:

                  Horizon Homes, Ltd.
                  l2850 Hillcrest Road, Suite 200
                  Dallas, Texas 75230
                  Attention: L.F. Van Landingham
                  Telephone: (972) 387-7905
                  Facsimile: (972) 385-0403

            With a copy to:

                  Richardson K. Anderson, Esq.
                  12850 Hillcrest Road, Suite 200
                  Dallas, Texas 75230
                  Telephone: (972) 789-3551
                  Facsimile: (972) 385-0403

            If to Priority Development:

                  Priority Development, L.P.
                  1111 North Post Oak Road
                  Houston, Texas 77055
                  Attention: James C. Alexander
                  Telephone: (713) 316-3344
                  Facsimile: (713) 621-4053

      SECTION 11.2. ADDITIONAL DOCUMENTS AND ACTS

      In connection with this Agreement, as well as all transactions contemplated by this Agreement, the Partners agree to execute such additional documents and papers, and to perform and do such additional acts as may be necessary and proper to effectuate and carry out all of the provisions of this Agreement.

      SECTION 11.3. ASSUMED NAME

      The General Partner shall execute and file all assumed name certificates required by applicable law.

      SECTION 11.4. QUALIFICATION IN FOREIGN JURISDICTIONS

      The General Partner shall take such steps as are necessary or desirable to allow the Partnership to conduct business in any jurisdiction where the Partners desire for the Partnership to conduct its business.

      SECTION 11.5. APPLICABLE LAW

      This Agreement and the rights of the Partners shall be governed by and construed in accordance with the laws of the State of Texas. With respect to all matters not expressly provided for in this Agreement, the Act and other applicable partnership laws of the State of Texas shall apply and control. In the event that any provision in this Agreement conflicts with the Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

      SECTION 11.6. WAIVER OF ACTION FOR PARTITION BY PARTNERS

      Each Partner irrevocably waives during the term of the Partnership any right which it may have to maintain any action for partition with respect to any asset of the Partnership.

      SECTION 11.7. NUMBERS AND GENDER

      Where the context so indicates, the masculine shall include feminine and neuter, and the neuter shall include the masculine and feminine, the singular shall include the plural and any reference to a "person" shall mean a natural person or a corporation, association, partnership, joint venture, estate, trust or any other entity.

      SECTION 11.8. BINDING EFFECT

      Except as herein otherwise provided to the contrary, this agreement shall be binding upon and inure to the benefit of the Partners, their distributee, heirs, legal representatives, executors, administrators, successors and assigns.

      SECTION 11.09. ENTIRE AGREEMENT

      This Agreement constitutes all of the understandings and agreements of whatsoever kind and nature existing between the Partners with respect to the subject matter contained herein and supersedes all prior agreements and undertakings with respect thereto.

      SECTION 11.10. PLACE OF PERFORMANCE

      The obligations of the parties hereto are performable in Denton County, Texas.

      SECTION 11.11. AMENDMENT

      Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented or restated only upon the unanimous consent of the Partners.

      SECTION 11.12. SEVERABILITY

      If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by applicable law.

      SECTION 11.13. SECTIONS

      Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

      SECTION 11.14. CAPTIONS

      The titles and captions contained herein are for convenience only and shall not be deemed part of the context of this Agreement.

      SECTION 11.15. NO WAIVER

      No waiver, express or implied, by any Partner of any breach or default by any other Partner in the performance by the other Partner of its obligations hereunder shall be deemed or construed to be a waiver of any other breach or default under this Agreement. Failure on the part of any Partner to complain of any act or omission of any other Partner, or to declare such other Partner in default irrespective of how long such failure continues, shall not constitute a waiver hereunder. No notice to or demand on a defaulting Partner shall entitle such defaulting Partner to any other or further notice or demand in similar or other circumstances.

      SECTION 11.16. ADDITIONAL REMEDIES

      Unless the context requires otherwise, the rights and remedies of the Partners hereunder shall not be mutually exclusive so that the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

      SECTION 11.17. U.S. DOLLARS

      All references in this Agreement to dollar amounts shall refer to United States currency.

      SECTION 11.18. COUNTERPARTS

      This Agreement may be executed in counterparts, each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts shall constitute one and the same agreement.

      SECTION 11.19. APPROVALS

      Except where otherwise indicated, all approval, consent and other similar rights of the Partners or a Majority Interest of the Limited Partners or a Majority Interest of the Partners pursuant to this Agreement may be exercised by such parties, and such approvals and consents may be granted or denied by such parties, provided however, that such approvals and consents are not to be unreasonably withheld.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   GENERAL PARTNER:

                                   G.P. NAVO SOUTH, L.L.C.,
                                   a Texas limited liability company

                                   By: /s/ John A. Baker
                                       ---------------------------
                                       John A. Baker, Manager

                                   LIMITED PARTNERS:

                                   ASHTON DALLAS RESIDENTIAL, L.L.C.,
                                   a Texas  limited liability company

                                   By: /s/ ILLEGIBLE
                                       -----------------------
                                   Printed Name: ILLEGIBLE
                                   Title: ILLEGIBLE

                                   HORIZON HOMES, LTD.,
                                   a Texas limited partnership

                                   By: Horizon Homes Management, Inc.,
                                       a Texas corporation
                                   Its: General Partner

                                        By: /s/ L.F. VanLandingham
                                            ----------------------
                                            L.F. VanLandingham,
                                            Vice-President

                                   PRIORITY DEVELOPMENT, L.P.,
                                   a Delaware limited partnership

                                   By: /s/ JAMES C. ALEXANDER
                                       -----------------------
                                   Printed Name: JAMES C. ALEXANDER
                                   Title: CFO